Mail Stop 0306




March 22, 2005



Mr. F Paul Broyer
Chief Financial Officer
Candela Corporation
530 Boston Post Road
Wyland, Massachusetts 01778


RE:	Candela Corporation
	Form 10-K for the fiscal year ended July 3, 2004
      Filed September 15, 2004
	File No. 0-14742

Dear Mr. Broyer:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
??

??

??

??

Mr. John T. Dickson
Agere Systems, Inc.
September 9, 2004
Page 1 of 3